Exhibit 99.1
MiMedx Provides Update Regarding Timing of Restatement

Company Expects to File 2018 Annual Report on Form 10-K in Early 2020

MARIETTA, Ga., December 12, 2019 -- MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that it expects to file its annual report on Form 10-K for the years ended December 31, 2018, 2017 and 2016 in early 2020.

Due to rules under the Securities Exchange Act of 1934, the Company will not be in a position to hold its 2019 annual shareholders meeting by January 15, 2020 as announced previously.

Timothy R. Wright, MiMedx Chief Executive Officer, commented, “We are committed to completing our audited financial statements with a view to becoming current in our SEC reporting as soon as possible. Our focus is to complete all necessary steps to get MiMedx re-listed while delivering advanced technologies that make a difference in the lives of patients and their families.”

About MiMedx
MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Safe Harbor Statement
This press release includes forward-looking statements, including statements regarding the anticipated timing of the filing of the Company’s annual report on Form 10-K for the years ended December 31, 2018, 2017 and 2016 and the anticipated timing of the Company’s 2019 annual meeting of shareholders. Forward-looking statements may be identified by words such as "believe," "expect," "may," "plan," "potential," "will," "would" and similar expressions and are based on management's current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including the factors discussed in the Risk Factors section of the Company's most recent definitive proxy statement filed with the SEC. Any forward-looking statements speak only as of the date of this press release, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Hilary Dixon
Corporate & Investor Communications
770.651.9066
investorrelations@mimedx.com